Exhibit 4.29

[One Hundred Rupee Stamp]

Dated 20/06/2008

Vedanta Aluminium Limited	(1)
as Borrower

ICICI Bank Limited as Arranger	(2)

The Banks and Financial Institutions (listed in Schedule 1) as Original Lenders	(3)

ICICI Bank Limited as Agent	(4)

US$100,000,000

Facility Agreement

[One Hundred Rupee Stamp]

This stamp paper forms an integral part of the Facility Agreement dated 20/06/2008 for US$ 100,000,000

[One Hundred Rupee Stamp]

NEGATIVE LIEN UNDERTAKING

ICICI Bank Limited

9 Raffles Place,

# 50-01 Republic Plaza

Singapore-048619

Dear Sirs :

We, VEDANTA ALUMINIUM LIMITED, a Company within the meaning of the Companies Act, 1956 and having its Registered Office at Vedanta 75, Nehru Road, Vile-Parle (East), Mumbai - 100 099 (hereinafter referred to as the “Borrower”, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns] refer to the Facility Agreement dated 20/06/2008 (hereinafter referred to as “Facility Agreement”, which term includes any amendment thereto from time to time) entered into with you governing the External Commercial Borrowing Facility of USD 100.0 million (“Facility”) agreed to be provided by you to us.

Capitalised terms used but not defined herein shall have the meaning assigned to them in the Facility Agreement.

In consideration of your having agreed to grant us the Facility in terms of the Facility Agreement, we do hereby unconditionally and irrevocably undertake to you that we shall

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not, without your prior written consent, sell, transfer, assign, dispose of, mortgage, charge, pledge or create any lien, or in any way encumber -

(i)	any of our moveable and / or immoveable properties relating to the Project, both present and future, excluding the assets listed in the Annexure (Part B) herein which are mortgaged/hypothecated and charged in favour of ICICI Bank

(ii)	any moveable and / or immoveable properties to be acquired by us in future, whether as sole or joint owner;

so long as any money is due and payable under the Facility Agreement and till our obligations under the aforesaid Facility Agreement are discharged in full.

We hereby undertake to create Security on the aforesaid properties when instructed by you at a future date to secure our obligations under the Facility Agreement.

Yours faithfully,

Dated at          on this 20th day of JUNE, 2008.

Yours faithfully,

/s/ Somani D.J.
VEDANTA ALUMINUM LIMITED

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ANNEXURE

(PART A) (Description of properties located at Jharsuguda)

MOVEABLE PROPERTIES

The whole of the Borrower’s moveable properties (save and except current assets) including its movable plant and machinery, machinery spares, tools and accessories, non - trade receivables and other movables, both present and future, whether in the possession or under the control of the borrower or not, whether installed or not and whether now lying loose or in cases or which are now lying or stored in or about or shall hereafter from time to time during the continuance of these presents be brought into or upon or be stored or be in or about all the Borrower’s factories, premises and godowns situated at Jharsugudha (Aluminium Project of 500,000 TPA alongwith 1215 MW coal based thermal power plant), Jarsugudha district, Orissa or wherever else the same may be or be held by any party to the order or disposition of the Borrower or in the course of transit or on high seas or on order or delivery (the “Moveable Properties”, which expression shall, as the context may permit or require, mean any or each of such Moveable Properties)

IMMOVEABLE PROPERTIES

All the piece and parcel of land, building and structures theron, both present and future situated at Jharsugudha (Aluminium Project of 500,000 TPA alongwith 1215 MW coal based thermal power plant), Jarsugudha district, Orissa

(PART B)

Capital goods imported for the Project (Aluminium Project of 500,000 TPA alongwith 1215 MW coal based thermal power plant) totaling to an amount of Rs. 15.00 billion which are mortgaged / hypothecated and charged in favour of ICICI Bank

3

Date

Annexure C

Statutory auditor’s Certificate

To

ICICI Bank Limited,

(Address)

Dear Sirs,

We have physically verified the Register of Members of Vedanta Aluminium Limited (“the Company”) and share certificates held by Vedanta Resources plc (through its Special Purpose Vehicle/Subsidary Twinstar Holdings Limited), the Promoters and Shareholders of the Company.

We hereby certify that as on                      Vedanta Resources plc (through its Special Purpose Vehicle/Subsidary Twinstar Holdings Limited), the Promoters and Shareholders of the Company, continue to hold directly or indirectly                      no. equity shares of the Company, more particularly detailed in the Annexure hereto, which constitutes     % of the paid-up equity share capital of the Company and such shares have not been transferred, assigned, disposed of, pledged, charged or encumbered by them in any manner whatsoever which will reduce or will have the effect of reducing combined holding of the abovementioned Promoters and shareholders in the paid-up equity shares in the Company below 51% of the paid-up equity shares of the Company.

Yours faithfully,

For VEDANTA ALUMINIUM LIMITED

/s/ Somani D.J.
Statutory Auditors of the Company

• Please fill up date of Company’s last financial year.

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Contents

Clause		Page

1	DEFINITIONS AND INTERPRETATION	1

2	THE FACILITY	12

3	PURPOSE	13

4	CONDITIONS OF UTILISATION	13

5	UTILISATION	15

6	REPAYMENT	16

7	PREPAYMENT AND CANCELLATION	16

8	INTEREST	21

9	INTEREST PERIODS	22

10	CHANGES TO THE CALCULATION OF INTEREST	23

11	FEES	24

12	TAX GROSS UP AND INDEMNITIES	24

13	INCREASED COSTS	27

14	OTHER INDEMNITIES	28

15	MITIGATION BY THE LENDERS	30

16	COSTS AND EXPENSES	30

17	REPRESENTATIONS	31

18	INFORMATION UNDERTAKINGS	36

19	FINANCIAL COVENANTS	39

20	GENERAL UNDERTAKINGS	42

21	EVENTS OF DEFAULT	47

22	CONSEQUENCES OF EVENTS OF DEFAULT	51

23	CHANGES TO THE LENDERS	52

24	CHANGES TO THE BORROWER	56

25	ROLE OF THE AGENT AND THE ARRANGER	56

26	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	62

27	SHARING AMONG THE FINANCE PARTIES	63

28	PAYMENT MECHANICS	64

29	SET-OFF	67

30	NOTICES	67

31	CALCULATIONS AND CERTIFICATES	69

32	PARTIAL INVALIDITY	69

33	REMEDIES AND WAIVERS	69

34	AMENDMENTS AND WAIVERS	70

35	COUNTERPARTS	70

36	GOVERNING LAW	71

37	ENFORCEMENT	71

Schedule 1 Original Lenders		72

Schedule 2 Conditions		73

Schedule 3 Utilisation Request		78

Schedule 4 Form of Transfer Certificates		80

Schedule 5 Form of Compliance Certificates		83

Schedule 6 Timetables		85

Schedule 7 Repayment Schedule		86

Schedule 8 Existing and Permitted Encumbrances		87

THIS AGREEMENT is dated                      and made between:

(1)	VEDANTA ALUMINIUM LIMITED, a company incorporated under the laws of India with its registered office at Vedanta 75, Nehru Road, Vile- Parle (East), Mumbai-400099, India (the “Borrower”);

(2)	ICICI BANK LIMITED, a bank Incorporated under the laws of India with its registered office at Landmark, Race Course Circle, Vadodara 300 007, Mumbai, India and acting through its Singapore branch, having a place of business at 9 Raffles Place # 00-01, Republic Plaza, Singapore 048619 (in this capacity, the “Arranger”);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as lenders (the “Original Lenders”); and

(4)	ICICI BANK LIMITED, a bank incorporated under the laws of India with its registered office at Landmark, Race Course Circle, Vadodara 390 007, Mumbai, India and acting through its Singapore branch, having a place of business at 9 Raffles Place # 50-01, Republic Plaza, Singapore-046619, as agent of the Finance Parties (in this capacity, the “Agent”).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarization, order, lodgement or registration, and, if the same is conditional, the compliance with all the conditions stipulated therein; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action;

“Availability Period” means the period from and including the date of this Agreement to the later of the date falling three Months after such date on 30 September 2008;

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of the participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date;

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment;

“Average Utilisation Date” means, in relation to the Facility, the date falling on the last date of the Weighted Average Period, where:

(a)	in relation to each team, the number of days from and including the date of the Facility Agreement and excluding the Utilisation Date for that Loan to its “Utilisation Period”;

(b)	in relation to each Loan, its Utilisation Period multiplied by its amount of that Loan is its “Weighted Utilisation Period”; and

(c)	in relation to all Loans, the aggregate of their Weighted Ulitisation Period divided by the aggregate value of all the Loans is the “Weighted Average Period” for the Facility.

The Average Utilisation Date shall be calculated as of the expiry of the Availability Period or the date on which no further Utilisation are possible, whichever is earlier. If the Average Utilisation Date is required to be calculated at any time prior to other of the times specified in the previous sentence, the calculation shall be made by reference to the Loans that exist at this time:

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received pursuant to the terms of the Agreement for the period from the date of receipt of all or any part of the principal amount of its participation in a Loan or Unpaid Sum to the last day of the current interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that interest Period;

exceeds:

(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current interest Period;

“Borrower Group” means the Borrower and each of its Subsidiaries;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in:

(a)	in relation to determination of a “Quotation Day” and for making any payment to the Finance Panlea, Singapore and London; and

(b)	for all other purposes, Singapore and India;

“Commitment” means:

(a)	in relation to an Original Letter, the amount net opposite its name under the heading “Commitment” in Schedule 1 (Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate);

“Control” means, in relation to an entity, the power to direct the management and policy decision of that entity and/or to appoint the majority of directors on the board of that entity, whether through the ownership of voting share capital, by contract or any other means whatsoever;

“Corporate Guarantor” means the English law guarantee given by the Guarantor in favour of the Finance Parties dated on or about the date of this Agreement;

“Default” means an Event of Default or any event or circumstance which would (with the expiry of any grace period, the giving of notice, the passage of time, the making of any determination under the Finance Documents or the satisfaction of any applicable condition (or any combination of any of the foregoing)) be an Event of Default;

“ECB” means the external commercial borrowings availed by a person resident in India, from a non-resident lender in accordance with the ECB Guidelines;

“ECB Guidelines” means the Master Circular an External Commercial Borrowing and Trade Credits dated July 2, 2007 issued by RBI read together with Section 6(3)(d) of the Foreign Exchange Management Act, 1999 and regulation 6 of Notification No. FEMA 3/2000-RB dated 3 May 2000, as amended, modified or replaced from time to time;

“Event of Default” means any event of circumstance specified as such in Clause 21 (Events of Default);

“Existing Encumbrances” means the Security described in Part A of Schedule B (Existing and Permitted Encumbrances);

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility);

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between any Finance Party and the Borrower selling out any of the fees referred to in Clause 11 (Fees);

“Final Repayment Date” means the date falling 72 Months after (but not including) the Average Utilisation Date;

“Finance Document” means this Agreement, the Fee Letter(s), any Transfer Certificate, any Security Document, the Promoters’ Non-Disposal Undertaking all agreements, instruments, undertakings, indentures, deeds, writings and any other document (whether financing or security or otherwise) executed or entered into, or to be executed or entered into, by the Borrower or, as the case may be, any other person, in relation, or performing to the transactions contemplated by, or under this Agreement and shall include any documents designated as such by the Agent without reference to any other Finance Party;

“Finance Party” means the Agent, the Arranger, the Security Trustee or any of the Lenders and “Finance Parties” means all of them;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	line amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a Finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(j)	any liabilities contracted by whatever means; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above;

“First Utilisation Date” means the date on which the first Loan is made under this Agreement;

“GAAP” means, in relation to any corporation, generally accepted accounting principles in the jurisdiction of its incorporation;

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organization established under any law or regulation);

“Guarantor” means Vedanta Resources Plc (Company number: 04740415), a company incorporated under the laws of England and having its registered address at Hill House, 1 Little New Street, London, EC4A 3TR, United Kingdom

“Guarantor Group” means the Guarantor and each of its Subsidiaries;

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature;

“Information Memorandum” means the document, if any, prepared or to be prepared in relation to this transaction by the Arranger, in consultation with the Borrower, for distribution to banks and financial institutions and seeking their participation in the Facility, whether as an Original Lender or as a Lender.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest);

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders).

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“LIBOR” means, in relation to any Loan or Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	(If no Screen Rate is available for US Dollars LIBOR for the Interest Period of that Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market.

as of the Specified Time on the Quotation Day for the offering of deposits in US Dollars LIBOR for an amount comparable to that Loan or Unpaid Sum and for a period comparable to the relevant Interest Period;

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

“Majority Lenders” means:

(a)	If there are no Loans than outstanding, a Lender or Lenders whose Commitments aggregates to 66 2⁄3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zone, aggregated to 66 2⁄3% or more of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans than outstanding aggregate 66 2⁄3% or more of all the Loans than outstanding;

“Margin” means 2.40 per cent per annum;

“Material Adverse Effect” means the effect or consequence of any event or circumstance which is or is likely to be:

(a)	adverse to the ability of the Borrower or any other person (excepting each Finance Party) to perform or comply with any of their respective obligations under any Finance Documents in accordance with their respective terms;

(b)	prejudicial in any of the bustresses, operations, property, proposals, condition (financial or otherwise) or prospects of the Borrower or any other person (excepting each Finance Party) who is party to any Finance Document; or

(c)	prejudicial to the validity, legally or enforceability of any Finance Document in relation to the Borrower or any other person (excepting each Finance Party) who is party to any Finance Document;

“Maximum Lending Rate” means 2 per cent above the applicable interest rate for the Facility as specified in Clause 8.1 (Calculation of Interest);

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	If the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	If there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period;

“Negative Lien Undertaking” means the negative lien undertaking (in form and substances satisfactory to the Agent), dated on or about the date of the Agreement from the [Borrower] to the Agent pursuant to which the Borrower undertakes not to [dispose of the present and future assets of the Jharsuguda Project of the Borrower, other than the assets amounting to no more than 15,000,000,000 Rupees charged in favour of ICICI bank and other lenders as of the date of this Agreement]

“New Lender” has the meeting given in it in Clause 23.1 (Assignments and transfers by the Lenders);

“Obligor” means the Borrower, the Guarantor, any other person who is a party to a Security Document (excluding any Finance Party) and/or any other person who may provide a guarantee, an indemnity, undertakings or any form of Security to secure any of the obligations of the Borrower under or pursuant to any Finance Document;

“Original Financial Statements” means, In relation to any Obligor, its audited consolidated financial statements for the financial year ended 31 March 2007;

“Party” means a party to this Agreement;

“Permitted Borrowings” means the aggregate of the Financial indebtedness incurred by the Borrower Group, such aggregate not to exceed the total Equity (as defined in Clause 19 (Financial covenants)) of the Borrower at any time;

“Permitted Encumbrances” means the Security described in Part B of Schedule 9 (Existing and Permitted Encumbrances);

“Project” means the greenfield aluminium project along with the construction and completion of the 1,215 MW coal based thermal power plant at Jhersuguda, Orissa;

“Promoters” means Vedanta Resources Plc and Sterlite Industries (India) Limited;

“Promoter Group” means the Promoter and each of its Subsidiaries;

“Promoters’ Non-Disposal Undertaking” means the undertaking relating to the non-disposal of Control of, and share capital in, the Borrower, provided by the Promoters in favour of the Agent and dated on or about the date of this Agreement;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

“RBI” means the Reserve Bank of India established under the Reserve Bank of India Act, 1934 of India;

“Reference Banks” means, in relation to LIBOR, the principal London offices of Standard Chartered, HSBC and Barclay’s or such other banks as may be appointed by the Agent. In consultation with the Borrower;

“Relevant Interbank Market” means the London interbank market;

“Relevant Percentage” means 51 per cent;

“Repayment Date” means any repayment date set out in Schedule 7 (Repayment Schedule);

“Repayment Instalment” means any repayment instalment set out in Schedule 7 (Repayment Schedule);

“Repeating Representations” means each of the representations net out in Clause 17 (Representations);

“Rupees” means the lawful currency for the time being of India;

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for US Dollars for the relevant period and amount displayed on page 3730 of the Dow Jones Tolerate screen. If this, service cases to be available, the Agent may, without reference to any other Finance Party, specify another service displaying the appropriate rate after cancellation with the Borrower and the Lenders or the rate of Interest would be with reference to the Lender’s cost of funds;

“Security” means a mortgage, charge, pledge, hypothecation, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement (including any title retention or other arrangements) having a similar effect;

“Security Documents” means:

(a)	the Corporate Guarantees

(b)	the Negative Lien Undertaking;

(c)	any other document created from time to time which may create or evidence any Security to be provided by any person as security for any of the Borrower’s obligations under any Finance Document; and

(d)	any document designated as such from time to time by the Agent without reference to any other Finance Party;

“Specified Time” means a time determined in accordance with Schedule 8 (timetables);

“Subsidiary” means a subsidiary as defined under Section 1 of the Companies Act, 1956 of India;

“Syndication Date” shall mean the date, if any, notified by the Lenders to the Borrower in writing as the Syndication Date;

“Tax” means any tax, levy impost, duty or other charge or withholding of a similar nature (including any penalty or interest, payable in connection with any failure to pay or any delay in paying any of the same);

“Third Parties Act” means the Contracts (Rights of Thirst Parties) Act 1999;

“Total Commitments” means the aggregate of the Commitments being US$100,000,000 as at the date of this Agreement;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certifications) or any other form as determined by the Agent without reference to any other Finance Party;

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“US Dollar” or “US$” means the lawful currency for the time being of the United States of America;

“Utilisation” means a utilization of the Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is made or is to be made; and

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Arrangement to:

(i)	the “Agent” the “Security Trustee” the “Arranger”, any “Lender”, any “Finance Party”, the “Borrower”, any “Obligor, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted assigns including persons taking by novation;

(ii)	an “agency” includes any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	“associates” of any Promoter shall mean:

(A)	where the Promoter is a natural person, his or her “relatives” as defined under Section 6 of the Companies Act, 1956 of India; and

(B)	any company, body corporate, firm or association of persons in which that Promoter owns, directly or beneficially, jointly or severally more than 51% of voting share capital or has the power to direct its management and policies, directly or indirectly, whether through the ownership of voting share capital, by contract or alternative;

(v)	an “authorised signatory” means a person that has been duly authorised by another person (the “other person”) to execute or sign any Finance Document (or other document or notice to be executed or signed by the other person under or in connection with any Finance Document on behalf of that other person;

(vi)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated or supplemented including any waiver or consent granted in respect of any term of any Finance Document;

(vii)	a “guarantee” also includes an Indemnity and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscriptions for shares or other securities, the purchase of assets or services or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person (and “guaranteed” and “guarantor” shall be construed accordingly);

(viii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a law or a provision of law is a reference to that law or, as applicable, that provision as amended or re-enacted; and

(xii)	a time of day is a preference to Singapore time unless otherwise stated.

(b)	Clause and Schedule headings are for ease of reference only and shall not affect the interpretation of any term of this Agreement.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default is “continuing”). If it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	Reference to the words “include” or “including” shall be construed without limitation.

(f)	In the event of any disagreement or dispute between Finance Party and the Borrower regarding the materially of any matter including any event, occurrence, circumstance, change, fact, information, document, authorization, proceeding, act, emission, claims, breach, default or otherwise, the opinion of the Agent acting on the instructions of Majority Lenders as to the materially of any of the foregoing shall be final and binding on the Borrower.

(g)	Words importing the singular number shall include the plural and vice versa.

1.3	Third Party Rights

(a)	Except as provided in a Finance Document, the terms of a Finance Document may be enforced and enjoyed only by a party to it and the operation or the Third Parties Act is excluded.

(b)	Notwithstanding any provision of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to vary, reached or terminate that Finance Document.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available during the Availability Period to the Borrower a US Dollar term loan facility up to an aggregate amount not exceeding that Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform the obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance

Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor, whether such debt was originally contracted as such or was acquired from another Finance Party by a transfer. In whole or in part, from such other Finance Party of the debt due to it by the Obligor, shall be a separated and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the financing of the Project in accordance with all applicable laws and regulations.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial condition precedent

Subject to Clause 4.5(a) (Change of terms prior to the First Utilisation Request), the Borrower shall not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in, and appearing to comply with, the requirements of Part I to Schedule 2 (Conditions precedent to Initial Utilisation) and, in relation to the second and all subsequent Utilisations, Part II to Schedule 2 (Conditions precedent to second and subsequent Utilisations), in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being as satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the relevant Utilisation Request and on the relevant proposed Utilisation Date:

(a)	No Default has occurred and is continuing or would occur as a result of the proposed Utilisation;

(b)	No change of Control has occupied in relation to the Borrower; and

(c)	the Reporting Representations to be made by each of the Obligors are true and will not income untrue as a result of making the proposed Utilisation.

4.3	Waiver

The conditions specified in Clauses 4.1 (Initial conditions precedent) and 4.2 (Further conditions precedent) are inserted solely for the benefit of the Lenders and may be waived by the Agent acting on the instructions of all the Lenders), in whole or in part and with or without conditions, without prejudicing the right of the Agent or the Lenders to require fulfillment of such conditions in whole, in respect of any other Utilisation. If compliance with any of the conditions specified in Clauses 4.1 (Initial conditions precedent) and 4.2 (Further conditions precedent) is so waived with conditions or on condition that the Borrower shall comply at or before a particular time, the Borrower shall so comply.

4.4	Maximum number of Loans

The Borrower may not deliver more than ten 10 Utilisation Requests.

4.5	Change of terms prior to the first Utilisation Request

(a)	At any time prior to the delivery of the first Utilisation Request, the Arranger or the Agent (acting on the instructions of any Finance Party) may give notice to the Borrower stating that the relevant Finance Party(ies) have determined that a change has occurred since the date of this Agreement in one or more of the items described in sub-clause (c) below which has or may have a Material Adverse Effect.

(b)	Where the Agent has given such a notice:

(i)	the Borrower may not deliver any Utilisation Request (and no Lender shall have any obligation under Clause 2.1 (The Facility)) unless and until the Borrower and the Finance Parties have agreed in writing to amend any of the terms of any Finance Document as any Finance Party may wish to propose; and

(ii)	the Agent (on behalf of the Lenders) may terminate the Facility.

(c)	One or more of the following:

(i)	the businesses, operations, property, projects, condition (financial or otherwise) or prospects of any Obligor or any other person (excepting each Finance Party who is party in any Finance Document; or

(ii)	the international, Indian or domestic (where domestic means the location where the Agent is located):

(A)	capital;

(B)	loan syndication;

(C)	general banking

(D)	general financial; or

(E)	loan and debt securities

markets

may be applicable in respect of a determination by the Arranger or Agent under Clause 4.5(a) (Change of Terms prior to the first Utilisation Request)

5	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 8 (Interest Periods); and

(iv)	it specifies the account and bank to which the proceeds of the proposed Utilisation are to be credited, provided that such account is held in this name of the Borrower with the Agent or has been approved in advance by the Agent for the purpose of the advance of that Utilisation.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Utilisation must be an amount which is not more than the Available Facility and which is a minimum of US$10,000,000 and thereafter. In integral multiples of US$10,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making Loan.

(c)	The agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

6	REPAYMENT

6.1	Repayment of Loans

The Borrower undertakes to repay the principal amount of the Facility in accordance with the repayment schedule set out in Schedule 7 (Repayment Schedule). If, for any reason, the amount finally disbursed by the Lenders under the Agreement is less than the Total Commitments as all the date of this Agreement, the instalments set out in Schedule 7 (Repayment Schedule) shall stand reduced proportionately but shall be payable on the same dates] as specified in the Schedule 7 (Repayment Schedule).

6.2	Re-borrowing

The borrower may not re-borrow any part of the Facility which is repaid or prepaid.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality

If after the date of this Agreement, it is or will become unlawful or contrary to any directive of any applicable agency in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law or any directive).

7.2	Change of Control

If the Promoter Group and their associates cease to hold directly or beneficially at least the Relevant Percentage of the voting share capital of the Borrower or cease to Control the Borrower:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation; and

(c)	If the Majority Lenders so require, the Agent shall, by not less than three Business Days’ prior notice to the Borrower, cancel the Facility and declare the outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents Immediately due and payable on the date specified in the notice, whereupon the Facility and the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3	Automatic cancellation

Any part of the Facility which remains undrawn at the end of the Availability Period shall be automatically and immediately cancelled and each Lender’s Commitment then outstanding shall be reduced to zero.

7.4	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000 and thereafter, in integral multiples of US$5,000,000) of the Available Facility. Any cancellation under this Clause 7.4 (Voluntary cancellation) shall reduce the Commitments of the Lenders rateably.

7.5	Mandatory Prepayment of Loans

(a)	Mandatory prepayment

(i)	Subject to the ECB Guidelines, the Borrower shall prepay the whole or any part of any Loan in the following amounts at the times and in the order of application contemplated by Clause 7.5(b) (Application of mandatory prepayments):

(A)	the amount of Insurance Proceeds;

(B)	the amount of Disposal Proceeds; and

(C)	the amount of Debt Proceeds;

provided that any proceeds referred to in paragraphs (A) to (C) above (inclusive) shall become payable no sooner than the date they are received by or for the benefit of the Borrower or its Subsidiaries (as the case may be),

(ii)	For the purpose of this Clause 7.5

Debt Proceeds means the proceeds from my borrowings made or Financial Indebtedness Insured by the Borrower of its Subsidiaries and any entity guaranteed by the Borrower or its Subsidiaries over and above the Permitted Borrowings.

Disposal Proceeds means the consideration receivable by the Borrower (including any amount receivable in repayment of intercompany debt) for any disposal (other than a disposal of an asset made in the ordinary course of trading made by the Borrower.

For the purpose of this definition “Disposal Proceeds”:

“consideration receivable”

(A)	shall, in addition to consideration directly attributable to such disposal. Include any amount owing to and set-off by the relevant purchase that does not rotate to such disposal; and

(B)	shall, where any proceeds are received other than in cash, only be treated as consideration receivable upon the subsequent realization of cash from such proceeds.

Insurance Proceeds means the proceeds of any insurance claim received by the Borrower.

(b)	Application of mandatory prepayments

(i)	A prepayment made under Clause 7.6(a) (Mandatory prepayment) shall be applied in prepayment of the Loans as contemplated in paragraph (ii) below and Clause 7.8 (Restrictions).

(ii)	The Borrower shall prepay the whole or any part of any Loan on the last day of the then current Interest Period.

(c)	Any prepayment under this Clause 7.5(a) (Mandatory Prepayment of Loans) shall satisfy the obligations of the Borrower under Clause 6.1 (Repayment of Loans) in inverse order of maturity and be applied rateably among the participations of all Lenders.

7.6	Voluntary prepayment of Loans

(a)	Subject to the ECB Guidelines, the Borrower may by not less than five Business Days (or such charter period as the Majority Lenders may agree) prior written notice to the Agent, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces that Loan by a minimum amount of US$10,000,000 or a higher amount, which is in integral multiples of US$5,000,000).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, If earlier, the day on which the Available Facility is zero).

(c)	A Loan may only be prepaid under this Clause 7.6 (Voluntary prepayment of Loans) on the last day of an Interest Period for that Loan.

(d)	Any prepayment under this Clause 7.6 (Voluntary prepayment of Loans) shall satisfy the obligations of the Borrower under Clause 6.1 (Repayment of Loans) in inverse order of maturity and be applied rateably among the participations of all Lenders.

7.7	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any Lender claims indemnification from the Borrower under Clause 13.1 (Increased costs); or

(ii)	the rate notified by a Lender in relation to a particular Interest Period under sub-clause (a)(II) of Clause 10.2 (Market disruption) is higher than the lowest rate notified by a Lender under that clause, the Borrower may, whilst the circumstance giving use to the requirement or indemnification continues give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in sub-clause (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(i)	Any notice of prepayment given by the Borrower under sub-clause (a) above shall only be valid if accompanied by evidence satisfactory to the Agent that all Authorisations necessary or desirable in connection with the proposed prepayment have been obtained and are in full force and effect.

(ii)	On the last day of each interest Period which ends after the Borrower has given notice under sub-clause (a) above (or, If earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in that Loan.

7.8	Restrictions

(a)	Any prepayment under this Agreement shall only be made subject to the same being permitted under applicable law and regulation.

(b)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(c)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and save for voluntary prepayment under Clause 7.6 (Voluntary Prepayment of Loans), shall be subject to Break Costs as applicable.

(d)	The Borrower shall not reborrow any part of the Facility which is prepaid.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except all the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7 (Prepayment and Cancellation), It shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

Any repayment under this Clause 7 (Prepayment and Cancellation) shall satisfy the obligations of the Borrower under Clause 6.1 (Repayment of Loans) in reverse order of maturity and be applied rateably among the participations of all Lenders.

8	INTEREST

8.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin: and

(b)	6 months LIBOR.

8.2	Payment of Interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period and calculated on the basis of the actual number of days elapsed in a year or 960 days (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of that Interest Period).

8.3	Default Interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause (b) and (c) below, is the Maximum Lending Rate (on the basis that the Unpaid Sum had, during this period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent). Any interest accruing under this Clause 8.3 (Default Interest) shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of Interest applying to the Unpaid Sum during that first Interest Period shall be the Maximum Lending Rate.

(c)	Default Interest pursuant to sub-clause (a) above (if unpaid) arising on an Unpaid Sum will be compounded with the overdue amount at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lender and the Borrower of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Duration of Interest periods

(a)	No Interest Period for a Loan shall extend beyond the Final Repayment Date.

(b)	Subject to sub-clause (a) above and sub-clause (d) below, all Interest Periods shall have a duration of six Months.

(c)	Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if that Loan has already been made) on the last day of the preceding Interest Period for such Loan.

(d)	The first Interest Period for the first Loan shall end on the day falling six Months after the First Utilisation Date. The final Interest Period for each other Loan shall end on the same day as the then current Interest Period for the first Loan ends.

9.2	Changes to Interest Periods

(a)	Prior to determining the Interest rate for a Loan, the Agent may, without reference to another Finance Party, divide any Loan and/or shorten an Interest Period for any Loan to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the relevant Repayment instalment) which have an Interest Period ending on a Repayment Date for the Borrowers to make the relevant Repayment Instalment due on that date.

(b)	If the Agent makes any change to an Interest period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Borrower and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead and on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not.)

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), If LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in the relation to a Loan for any Interest Period, then the rate of Interest on each Lender’s share of that Loan for the Interest Period shall subject to any agreement under Clause 10.3 (Alternative basis of Interest of funding), be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which is expressed as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon in London on the first day after the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for US Dollars for the relevant interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 33 1/3 per cent, of that Loan) that the cost to it or all of them of obtaining matching deposits in the Relevant interbank Market would be in excess of LIBOR or would not be linked to LIBOR.

10.9	Alternative Basis of Interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than seven days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to sub-clause (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being by the Borrower on a day other that the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of the Break Costs for any Interest Period in which they accrue.

11	FEES

11.1	Agency fee

This Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the relevant Fee Letter.

11.2	Underwriting Fee

The Borrower shall pay to the Arranger (for its own account) a fee in the amount and at the times agreed in the relevant Fee Letter.

12	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increases in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax Indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 (Tax gross-up and indemnities) a reference to “determines” or “determined” means a determination made in the discretion of the person (acting reasonably) making the determination.

12.2	Tax gross-up

(a)	All payments to be made by the Borrower to any Finance Party under or in connection with a Finance Document shall be made free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law in which case the sum payable by the Borrower shall be increased to the extent necessary to ensure that the Finance Party concerned receives a sum, not of any Tax Deduction, equal to the sum which it would have received had no Tax Deduction been required.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis or a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If the Borrower is required to a make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) evidencing to the reasonable satisfaction of that Finance Party that the Tax Deduction has been made or (an applicable) any appropriate payment has been paid to the relevant taxing authority.

12.3	Tax Indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), If any Finance Party to required to make any payment of or on account of Tax on or in relation to any sum received or receivable under or in connection with the Finance Documents (including any sum deemed for purpose of Tax to be received or receivable by such Finance Party, whether or not actually resolved or receivable) or if any liability in respect of any such payment is asserted, imposed , levied or assessed against any Finance Party, the Borrower shall (within three Business Days of demand by the Agent) Indemnity the Finance Party which determines it has suffered a loss or liability as a result against such payment or liability together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	Sub-clause (a) above shall not apply:

(i)	with respect to any Tax Imposed:

(A)	by the jurisdiction in which that Finance Party is incorporated; or

(B)	by the jurisdiction in which its Facility Office is located,

(C)	which is calculated by reference to the net income actually received or receivable (but, for the evidence of doubt, not including any sum doomed for purposes or Tax to be received or receivable by that Finance Party but not actually received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(c)	A Finance Party making, or intending to make a claim under sub-clause (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, whereupon the Agent shall notify the Borrower.

(d)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 12.3 (Tax Indemnity), notify the Agent.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable other to an increased payment of which that Tax Payment forms part of that Tax Payment; and

(b)	that Finance Party has obtained, utilized and fully retained that Tax Credit on an affiliated group basis.

The Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position are it would have been in had the Tax Payment not been required to be made by the Borrower.

12.4	Stamp taxes

Any stamp duty, registration and other similar Taxes applicable in any relevant jurisdiction in connection with any Finance Document shall be for the account of the Borrower. Without prejudice to the aforesaid provision, the Borrower shall pay and, within three Business Days of demand, indemnity each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	Indirect Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is changeable on any supply made or any services rendered by any Finance Party to any Party in connection with a Finance Document, that Party shall pay (unless that Party is the Agent, or the Arranger, in which case the Borrower shall pay) to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnity the Finance Party against all Indirect Tax incurred by the Finance Party in respect of the costs or expenses.

13	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any changes in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	The terms “law” and “regulation” in this sub-clause (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity reserve assets or Tax.

(c)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliates) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by that Finance Party or one of its Affiliates):

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall as soon as practicable after demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is

(i)	attributable to a Tax Deduction required by law to be made by Borrower; and

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because of the application of any of the exclusions in sub-clause (b) of Clause 12.3 (Tax Indemnity)).

(b)	In this Clause 13.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14	OTHER INDEMNITIES

14.1	Currently Indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower,

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings.

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipts of that Sum.

28

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other Indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrences of any Event of Default;

(b)	the information Memorandum or any other information produce or approved by any obligor being (or being alleged to be) Incorrect, misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement

(d)	a failure by the Borrower to pay any amount due under a Finance Document on its due date and in the relevant currency, including any cost, loss or liability arising as a result of clause 27 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of willful default or gross negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepared in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnity the Agent on demand against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it believes to be genuine, correct and appropriately authorised.

15	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and Indemnities) or Clause 13 (Increased costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Sub-clause (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall Indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal and accounting fees) incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	Any other documents (including any Finance Documents) prepared and/or executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	the Borrower requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 28.9 (Change of currency).

the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal and accounting fees) incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal and accounting fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Borrower’s costs

The Borrower shall itself bear any costs expenses incurred by it which are similar to those costs and expenses contemplated in Clauses 16.1 (Transaction expenses) to 16.3 (Enforcement costs) above.

17	REPRESENTATIONS

The Borrower makes representations and warranties set out in this Clause 17 (Representation) to each Finance Party on the date of this Agreement. The Repealing Representation are deemed to be made by the Borrower by reference to the facts and circumstanced than existing on the date of each Utilisation Request, the date of each Utilisation, the First day of each Interest Period and the data on which any payment is made or to be made by the Borrower hereunder.

17.1	Status

(a)	Each of the Obligors is a corporation, duly incorporated and validity existing under the law of its country of Incorporation.

(b)	Each of the Obligors has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

(a)	Each Finance Document to which it on any of the other Obligors is a party will, when executed, constitute legal, valid and binding obligation on the Borrower and/or the Obligors (as the case may enforceable in accordance with the respective terms and would be so treated in the courts and/or tribunals of England.

(b)	The choice of English law as the governing law of the Finance Documents (other than Security Documents) will be recognised and enforced in India.

(c)	Any judgment obtained in England in relation to a Finance Document (other than a Security Document) will be recognised and enforced in India.

17.3	Non-conflict with other obligations

The entry into and performance by it or any of the other Obligora, of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets; or

(d)	any of its borrowing limit or powers or any other powers exercisable by its directions in connection herewith.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation and England,

have been obtained or affected and are in full force and effect;

17.6	No filing or stamp taxes

Under the law of its and each of the other Obligors’ jurisdiction of incorporation and/or the laws of any other relevant jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction (other than any registrations which have been affected on or prior to the First Utilisation Date or any registration relating to any Security Document which cannot be affected until and will be affected upon, the execution of those Security Documents), or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than the stamp duties or registration duties paid on or prior to the First Utilisation Date or which will be payable in connection with the Finance Documents upon their execution and if such Security Documents are executed outside India, when such documents are brought into India).

17.7	No default

(a)	No Event of Default in continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

17.8	No misleading information

Any factual information provided by the Borrower or any of the other Obligors for the purposes of the Facility or the Information Memorandum was true and accurate and not misleading as at the date it was provided or as at the date (if any) at which it is stated and no information has been given or withheld that could result in the Information Memorandum being incorrect, untrue or misleading in any respect.

17.9	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition since 31 March 2007.

17.10	Ranking of claims

(a)	The Borrower shall ensure that its obligations under any Finance Document do and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, present and future.

(b)	Each Security Document created (or once entered into will create) in favour of the Security Trustee for the benefit of the Finance Parties, the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

17.11	No proceedings pending or threatened

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of the other Obligors.

(b)	No corporate action has been taken by the Borrower or any of the other Obligors, nor have any other steps been taken or legal proceedings been started or threatened against the Borrower or any of the other Obligors for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any Obligor or of any or all of the assets or revenues of such Obligor.

17.12	Immunity

(a)	The execution or entering into by the Borrower or any of the other Obligors of the Finance Documents constitute, and its exercise of its rights and performance of its obligations under the Finance Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(b)	The Obligors are not, will not be entitled to, and will not claim immunity for itself or any of its assets from suit, execution, attachment or other legal process in any proceedings in relation to the Finance Documents.

17.13	Intellectual Property

(a)	The Borrower owns, has license to use or otherwise has the right to use, all intellectual property or intellectual property rights, which are required or desirable for the conduct of the Borrower’s business and operations and the Borrower does not, in carrying on its business and operations, infringe any intellectual property rights of any person.

(b)	None of the intellectual property or intellectual property rights owned or enjoyed by the Borrower, or which the Borrower is licensed to use, which are material in the context of the Borrower’s business and operations are being infringed nor, so far as the Borrower is aware, is there any infringement or threatened infringement of those intellectual property or intellectual property rights licensed or provided to the Borrower by any person.

(c)	All intellectual property or intellectual property rights owned by the Borrower or which the Borrower is licensed to use are valid and subsisting. All nations (including registration, payment of all registration and renewal fees) required to maintain the same in full force and effect have been taken.

17.14	Ownership and Control

The Promoters and their associates hold directly or beneficially at least the Relevant Percentage of the voting share capital of the Borrower and maintain Control over the Borrower.

17.15	Encumbrances

Save for the Existing Encumbrances and any Security;

(a)	permitted to be created by the Finance Documents; and

(b)	created for the benefit of the Finance Parties on execution of the Security Documents,

no Security exists over any of the present and future assets of the Borrower.

17.16	Ownership of assets

The Borrower has good, valid and marketable title to all or substantially all its assets, free from any restriction or onerous covenants, and free from any Security save for the Existing Encumbrances and any Security;

(a)	permitted to be created by the Finance Documents; and

(b)	created for the benefit of the Finance Parties on execution of the Security Documents.

17.17	Insurances

No event or circumstances has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the insurances.

17.18	Compliance with laws

The Borrower is in compliance in all respects with all laws and Authorisations to which it may be subject and has obtained all necessary Authorisations to undertake its business, where failure to so comply or obtain such Authorisations would impair its ability to perform its obligations under the Finance Documents to which it is a party or would result in a Material Adverse Effect.

17.19	Undisclosed liabilities

As at the date as of which its and the other Obligors meet recent audited financial statements were prepared (which, at the date of this Agreement, are the Original Financial Statements), the Borrower had no material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against.

17.20	Arm’s length dealings

The Borrower does not have any arrangement, agreement or commitment with any person or has paid or is obliged to pay any fees, commissions or other sums on any account whatsoever to any persons other than on an arm’s length basis and on normal commercial terms.

17.21	RBI and other approvals

Each Loan is being or will be borrowed in accordance with the Authorisations, guidelines, regulations and circulars (which are in affect from time to time) of the RBI, the Government of India and each other applicable Governmental Agency in India and all such Authorisations required to authorize the Borrower to enter into the Facility or otherwise required in respect of the Facility have been obtained and maintained.

17.22	Foreign exchange control

It has obtained all necessary governmental and other consents required (if applicable) under all applicable laws for the execution of each Finance Document and for the payment in US Dollars of all sums due thereunder.

18	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 (Information undertakings) remain in force from the date of this Agreement for so longs as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders in respect of itself and the Guarantor:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its and the Guarantor’s financial years their respective audited consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each half of each of its and the Guarantor’s financial years their respective consolidated financial statements for that Financial half year.

18.2	Compliance Certificates

(a)

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to sub-clause (a) or (b) of Clause 18.1 (Financial statements), a Compliance Certificate (for itself and from the Guarantor) selling out (in reasonable detail)

computations as to compliance with Clause 19 (Financial covenants) as at the date as at which or, as applicable, during the period in respect of which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by either the Managing Director or any two directors or the chief financial officer of the Borrower and the Guarantor respectively.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a authorized personal of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

(c)	The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

(iii)	Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or Administrative proceedings or disputes (including any winding up proceedings or notices under any enactment or regulation) which are current, threatened or pending against the Borrower which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Agent) may reasonably request;

(d)	all information that has been requested by the Arranger or the Agent for preparation of the information Memorandum and syndication of the Facility; and

(e)	written details of any working capital credit facility which is to come into existence after the date of this Agreement, such written details to be provided to the Agent at least one Month prior to the date on which the relevant charge is expected to come into existence.

18.5	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

(iv)	obliges the Agent or any Lender (or, in the case of sub-clause (iii) above, any prospective new Lender) in comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall (and shall ensure that each Obligor will) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-clause (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sub-clause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19	FINANCIAL COVENANTS

(a)	The Borrower shall procure that the Guarantor maintain the financial covenants in paragraphs (i) to (v) (inclusive) and the Borrower shall maintain the financial covenant in paragraph (vi):

(i)	Minimum tangible not worth of US$3,000,000,000.

(ii)	The ratio of net borrowings at the end of each relevant period to EBIDTA for such relevant period shall not exceed 2.75 to 1.

(iii)	The ratio of net subsidiary borrowings at the end of each relevant period to EBIDTA for such relevant period shall not exceed 2.25 to 1.

(iv)	The ratio of EBIDTA for a relevant period to interest expense for such relevant period shall not be less than 4.00 to 1.

(v)	The ratio of total net assets to total borrowings at the end of each relevant period shall not be less than 1.75 to 1.

(vi)	Total debt to Equity shall not at any time exceed 1.00 to 1.

(b)	The financial covenants set out in paragraph (a) above shall be tested semi-annually on the consolidated accounts of the Guarantor Group or the Borrower (as the case may be) for each period of 12 months ending on the last day of each of the Guarantor Group’s or the Borrower’s (as the case may be) financial years and half years (each a “relevant period”) with the first testing to be done for the period ending 30 September 2008. All covenants are to be calculated using GAAP.

(c)	In this Clause,

“Borrowings” means the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the financial indebtedness (including guarantees and indemnities in respect of such indebtedness) of members of the relevant group;

“Current assets” means the aggregate of cash at bank, cash equivalent investments, inventory, trade and other receivables of each member of the relevant group including sundry debtors maturing within twelve months from the date of computation and excluding:

(i)	receivables in relation to tax;

(ii)	extraordinary items, exceptional items and other non-operating items;

(iii)	insurance claims; and

(iv)	any accrued interest owing to any member of the relevant group;

“Current liabilities” means the aggregate of all liabilities (including trade creditors, accruals, provisions and prepayments of the relevant group) falling due within twelve months from the date of computation but excluding:

(i)	liabilities for borrowings and consolidated net finance charges;

(ii)	liabilities for tax;

(iii)	extraordinary items, exceptional items and other non-operating items;

(iv)	insurance claims; and

(v)	liabilities in relation to dividends declared but not paid by the company;

“EBIDTA” means the total consolidated operating profit of the group for each relevant period before taking into account interest income and interest expense, tax, any share of the profit of any associated company or undertaking except for dividends received in cash by any member of the relevant group, and extraordinary items and after adding back all amounts provided for depreciation and amortisation for that relevant period;

“Equity” means the aggregate of the tangible net worth of an entity and any borrowings from a Promoter Group;

“Guarantor’s net borrowings” means the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable or prepayment or redemption) of the financial indebtedness of the Guarantor less its cash and cash equivalent investments (on a standalone basis);

“Interest expense” means the aggregate amount of interest and other finance charges (whether or not paid, payable or capitalised) accrued by the relevant group in the relevant period in respect of borrowings including:

(i)	the interest element of leasing and hire purchase payments;

(ii)	commitment fees, commissions, arrangement fees and guarantee fees; and

(iii)	amounts in the nature of interest payable in respect of any shares other than equity share capital;

adjusted by adding the net amount payable (or deducting the net amount receivable) by members of the Group in respect of that relevant period under any interest or (so far as they relate to interest) currency hedging arrangements;

“Net borrowings” means borrowings less cash and cash equivalent investments of the relevant group.

“Net current assets” means the current assets net of current liabilities of the relevant group.

“Net fixed assets” means’ the aggregate non-current assets excluding all intangible assets.

“Net subsidiary borrowings” means, as at any date, net borrowings minus the Guarantor’s net borrowings;

“relevant group” means either the Borrower Group or the Guarantor Group, as the case may be;

“Total debt” means all borrowings of an entity other than any borrowings from a Promoter Group;

“Total net assets” means the sum of net current assets and net fixed assets; and

“Tangible net worth” means the amount paid up on the Guarantor’s issued share capital and the amount standing to the credit of the reserves of the relevant group, less goodwill or other intangible assets, amounts set aside for tax, the amount by which the net book value of any asset has been written up after revolution of intra-group transfer, and any dividend or other distribution declared of made by the relevant group in the extent not already provided for avoidance of doubt, minority interest is not to be included in the calculation of tangible net worth.

(d)	The financial covenants in the Clause 19 (Financial covenants) shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 (General undertakings) shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation and any other relevant jurisdiction including these required by the RBI, the Government of India or any other applicable Government Agency in India to enable or authorise it to enter into the Facility or which are otherwise required in respect of the Facility or otherwise required to enable or authorise it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or adminability in evidence in the jurisdiction of incorporation and any other relevant jurisdiction of any Finance Document to which it is a party.

20.2	Compliance with laws

The Borrower shall respectively comply in all respects with all laws to which it may be subject, if failure so to comply would impair its ability to perform its obligations under the Finance Documents to which it is a party or would result in a Material Adverse Effect.

20.3	Negative pledge

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets (save any Permitted Encumbrances, the Existing Encumbrances or any Security constituted by the Security Documents) without prior written approval of the Agent (acting on the instructions of the Majority Lenders).

(b)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose or agree to do so of any of its assets on terms whereby they are or may be learned to or re-acquired by the Borrower;

(ii)	sell, transfer or otherwise dispose of or agree to do any of its receivables on recourse forms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisitions of an asset.

20.4	Maintenance of Promoters’ Control over the Borrower

The Borrower shall procure that the Promoters and their associates shall at all times hold directly or beneficially at least the Relevant Percentage of the voting share capital of the Borrower and maintain Control over the Borrower.

20.5	Merger

The Borrower shall not without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), enter into any arrangement regarding any amalgamation, demerger, merger or corporate reconstruction.

20.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

20.7	Conduct of affairs

The Borrower shall at all times carry on and conduct its affairs in a lawful manner.

20.8	Further assurance

The Borrower shall from time to time on request by the Agent (or by any other Finance Party through the Agent) do or procure the doing of all such each acts and will execute or procure the execution of all such documents as any Finance Party may reasonably consider necessary for giving full effect to each of the Finance Documents or accounting to the Finance Parties the full benefits of all rights, powers and remedies conferred upon the Finance Parties in any of the Finance Documents to which it is a party.

20.9	Share Capital

Any reduction in the share capital of the Borrower shall only be made with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

20.10	Pari passu ranking

The Borrower shall procure that its obligations and the claims of the Finance Parties against it under each Finance Document do and will rank at least pari passu with all its other present or future, actual or contingent, unsecured and unsubordinated obligations, except for those which are mandatorily preferred by applicable law or in exercise of powers under any law applicable to it.

20.11	Books, records and accounting matters

The Borrower shall keep proper books of record and account and maintain proper accounting management information and control systems in accordance with GAAP for the time being in force in the relevant jurisdiction applicable to it from time to time.

20.12	Use of proceeds

The Borrower shall ensure that all the proceeds of each Loan advanced under this Agreement are used strictly in accordance with the purpose set out in Clause 3.1 (Purpose). The Borrower shall provide a certificate (the “End-use Certificate”) from its auditor or chartered accountant within a period of 90 days from each Utilisation Date and no each date that it issues an Utilisation Request. The End-use Certificate shall certify that the funds provided to the Borrower pursuant to that Utilisation (or in the case of an End-use Certificate to be provided on the date the Borrower issues an Utilisation Request, the funds provided to the Borrower pursuant to the immediately preceding Utilisation) have been used for the purpose set out in Clause 3.1 (Purpose).

20.13	Compliance with central bank regulations

The Borrower shall ensure that each Loan will be borrowed in accordance with any and all applicable approvals, guidelines, regulations and circulars issued by any relevant Governmental Agency.

20.14	Other undertakings

(a)	The Borrower shall make satisfactory arrangements with its bankers for meeting its working capital requirements and shall furnish a letter from its bankers in this regard as and when required by the Agent in a form and substance satisfactory to the Agent.

(b)	The Borrower shall by a date decided by the Agent provide evidence satisfactory to the Agent that it has appointed technical, financial and executive personnel of proper qualifications and experience for its senior management positions and that its organizational arrangements are sufficient to ensure effective implementation of its operations.

(c)	The Borrower shall obtain the consent (and deliver evidence of the same to the Agent) of its existing lenders and all regulatory Authentications, including RBI approval, which the Agent constructs necessary for creation of any Security provided or to the provided pursuant to the Security Documents.

(d)	Each Finance Party shall have the right from time to time to inspect any premises of the Borrower, other by itself or via an agent. The costs of any such inspection shall be borne by the Borrower.

(e)	The Borrower shall ensure that no one on its board of directors is someone who has been identified as a wilful defaultor by RBI.

(f)	The Borrower shall not amend or modify its Memorandum and Articles of Association or other constitutional documents without prior written approval of Lenders.

(g)	The Borrower shall not without prior written approval of Lenders change its financial year-end.

(h)	The Borrower shall not without prior written approval of the Lenders change the accounting method or policies currently followed by the Borrower.

20.15	The Project

(a)	The Borrower shall obtain confirmation from the relevant authorities that the site of the Project has been approved under the applicable environmental laws, rules and regulations by the relevant authorities.

(b)	The Borrower agrees and undertakes to furnish to the Lenders such information and date as may be required by the Lenders on progress as well as expenditure incurred on the Project.

(c)	The Borrower shall satisfy the Lenders that the physical progress as well as expenditure incurred on the Project are as per any Project milestones required by the Lenders. To this end, the Borrower shall furnish to the Lenders such information and date as may be required by the Lenders.

(d)	The Borrower shall ensure that the Project as completed as envisaged within the budgeted cost of US$2.1 billion and the Project will commence commercial operations by March 2010.

(e)	The Borrower agrees and undertakes to inform the Lenders with respect to any delay, which takes place in commencement of commercial operations by the Project beyond the date specified in Clause 20.16(d) above.

20.16	Insurances

(a)	The Borrower shall ensure that all its assets are adequately and comprehensively insured at all times with financially sound and reputable insurers against such risks and in such amounts are normally maintained by persons carrying on the same or a similar class of business. The Borrower shall obtain and maintain comprehensive incurance cover for its assets during the tenor of the Facility, to the satisfaction of the Agent (acting on the instruction of the Majority Lenders). The policy should be either in the joint names of the Borrower, the Security Trustee and any representative(s) of any existing lender having charge over such asset and/or the lien of the Security Trustee should be noted on the policies as First loss payee.

(b)	The Borrower shall notify the Lenders upon the occurrence of any event or circumstances which would entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the insurances.

(c)	The Borrower shall use all insurance proceeds it receives (whether from the Security Trustee or directly from an insurer) for loss of or damage to any relevant asset solely to replace or repair that asset.

20.17	Arm’s length dealings

The Borrower shall not enter into any arrangement, agreement or commitment with any person or pay any fees, commissions or other sums on any account whatsoever to any persons other than:

(a)	on an arm’s length basis and on normal commercial terms;

(b)	as required by the Finance Documents; or

(c)	those to which the Agent (acting on the instructions of the Majority Lenders) has given its prior written consent.

20.18	Debt Proceeds received by the Borrower’s Subsidiaries

For the purposes of Clause 7.5 (Mandatory prepayment of loans), the Borrower shall procure that any Debt Proceeds received by any of the Borrower’s Subsidiaries shall be paid by the Borrower’s Subsidiaries to the Borrower by way of dividends or an inter-company loan in order that the Borrower may fulfill the obligations thereunder.

20.19	Conditions subsequent

The Borrower shall by no later than 30 days after the date of this Agreement, procure the delivery of each document and other evidence listed in or referred to in Part III (Conditions subsequent) of Schedule 2 (Conditions) in form and satisfactory to the Agent.

21	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 (Events of Default) is an Event of Default. Reference to the Borrower in this Clause 21 (Events of Default) shall include references to any Obligor, so that if any of the Events of Default were to occur in respect of any such Obligor, the Finance Parties would be entitle to exercise their rights pursuant to clause 22 (Consequences of Events of Default).

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable.

21.2	Other obligations

(a)	The Obligors do not comply with any provision or covenant of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment).

(b)	No event of Default under sub-clause (a) above will occur if the failure to comply is capable of remedy in the opinion of the Agent and to and is remedied within 10 Business Days of the Agent giving notice to the Borrower, or the Borrower becoming aware of the failure to comply.

21.3	Misrepresentation

Any representation or statement made or deemed to be made by any of the Obligors in the Finance Documents or any other document delivered by or on behalf of any of the Obligors under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made or repeated.

21.4	Cross default

(a)	Any Financial indebtedness of any of the Obligors is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any of the Obligors is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any of the Obligors is cancelled or suspended by a creditor of such Obligor as a result of an event default (however described).

(d)	Any creditor of any of the Obligors becomes entitled to declare any Financial Indebtedness of such Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 21.4 (Cross Default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 21.4(a) to (d) above is less than US$50,000,000 (or its equivalent in any other currency or currencies).

21.5	Insolvency

(a)	Any of the Obligors is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any of the Obligors is less that its respective liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any of the Obligors.

21.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Obligors;

(b)	a completion, assignment or arrangement with any creditor of any of the Obligors;

(c)	the appointment of a liquidator, receiver, administrator, administrative resolver, compulsory manager or other similar officer in respect of any of the Obligors or any of their assets; or

(d)	enforcement of any Security over any assets of any of the Obligors,

(e)	or any analogous procedure or step is taken in any jurisdiction with respect to any of the Obligors.

21.7	Creditors’ process

(a)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any of the Obligors having an aggregate value of USD 5,000,000 is not discharged within 16 days or statutorily prescribed time period, whichever is shorter.

(b)	Any of the Obligors fails to comply with or pay any sum in an amount equal to or greater than USD 5,000,000 (or its equivalent in any other currency or currencies) due from it under any final judgment or any final order made or given by a court of competent jurisdiction. For the purpose of this sub-clause (b), a Judgment subject to appeal and which on appeal, to be made within 15 days or statutorily prescribed time period, whichever is shorter, has been stayed, shall not be considered a final judgment.

21.8	Moratorium

The Government of India or any relevant Government Authority declares a general moratorium or “standstill” (or makes or passes any order or regulation having a similar effect) in respect of the payment or repayment of any Financial Indebtedness (whether in the nature of principal, interest or otherwise) (or any indebtedness which insures Financial Indebtedness) owed by companies or other entities similar to any of the Obligors (and whether such declaration, order or regulation is of general application or applies in a class of persons which includes the Obligor or to any of the Obligors alone).

21.9	Unlawfulness

It is or, becomes unlawful for any of the Obligors to perform any of its obligations under the Finance Documents.

21.10	Repudiation

Any of the Obligors repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.11	Cessation of business

If any of the Obligors ceases or threatens to cease to carry on any of its current businesses or give notice of its intention to do so or if all or any part of the assets of any of the Obligors required or essential for its respective business or operations are damaged or destroyed or in the opinion of any Finance Party, there occurs any change from the date of this Agreement in the general nature or scope of the current business, operations, management or ownership of any of the obligors which, in the opinion of any Finance Party, could have a Material Adverse Effect.

21.12	Material adverse change

One or more events, conditions or circumstances (including any change in law) shall occur or exist which in the opinion of any Finance Party, could have a Material Adverse Effect.

21.13	Inadequate Security and Insurance

(a)	If any of the Borrower’s assets have not been kept insured or depreciate in value to such an extent that such depreciation in value could in the opinion of any Finance Party, have a Material Adverse Effect.

(b)	Any insurance contracted or taken by the Borrower is not or ceases to be, in full force and affect at any time when it is required to be in effect or any insurance is avoided, or any insurer or re-insurer avoids or suspends or becomes entitled to avoid or suspend, any insurance or any claim under it or otherwise reduce its liability under any insurance or any insurer of any insurance is not bound, or ceases to be bound, to meet its obligations in full or in part under any insurance.

21.14	Finance Documents in jeopardy

If, in the opinion of any Finance Party, any assets held by the Finance Parties as security for the Facility is in jeopardy, under threat or ceases to have affect or if any Finance Document executed or furnished by or on behalf of any of the Obligors becomes illegal, invalid, unenforceable or otherwise falls or ceases to be in effect or falls or ceases to provide the benefit of the liens, rights, powers, privileges or security interests purposed or sought to be created thereby or if any such Finance Document shall be assigned or otherwise transferred, amended or terminated, repudiated or revoked without the approval of the Agent.

21.15	Expropriation events

Any Government Agency takes or threatens any action;

(a)	for the dissolution of any of the Obligors, or any action which deprives or threatens to deprive any of the Obligors;

(i)	from conducting any of its businesses or carrying out its operations in the manner it is being conducted or carried out; or

(ii)	of the use of any of its assets;

(b)	to revoke or terminate or to refuse to provide or renew any Authorisation or to impose onerous conditions on the grant or renewal of any Authorisation; or

(c)	with a view to regulate, administer, or limit, or assert any form of administrative control over the rates applied, prices charged or rates of return achievable, by any of the obligors in connection with its business, which, in each case, in the opinion of any Finance Party, could have a Material Adverse Effect.

21.16	Change in Control over the Borrower

The Promoters and their associates cease to hold at least the Relevant Percentage of the voting share capital of the Borrower or cease to maintain Control over the Borrower.

22	CONSEQUENCES OF EVENTS OF DEFAULT

22.1	On and any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower;

(a)	cancellation: cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	on-demand: declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	acceleration: declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instruction of the Majority Lenders;

(d)	concurrent auditor: appoint concurrent auditor(s) to review the operations of the Borrower.

22.2	Without prejudice to anything contained in Clause 22.1, on and at any time after the occurrence of an Event of Default, the Borrower shall not undertake any new project or expansion or make any investment or acquire assets on lease without the prior written approval of the Agent (acting on the instructions of all the Lenders).

23	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 23 (Changes to the Lenders), a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations.

to another bank or financial institution or to a trust, fund or any other entity as permitted under the ECB Guidelines (the “New Lender”), without notice to, or consent of, the Borrower or any other Obligor. Without prejudice to the aforesaid provision, each Lender may (at its note discretion), without notice to the Borrower, share the credit risk of the whole or a part of the Facility with any other bank by way of participation. Notwithstanding such participation, all rights, title, interests, special status and other benefits and privileges enjoyed or conferred upon or hold by such Lender under this Agreement and all other Finance Documents shall remain valid, effective and enforceable by such Lender on the same terms and conditions and the Borrower shall continue to discharge in full all its obligations under this Agreement and all other Finance Documents to such Lender. The Borrower shall not have and shall not claim any privity of contract with such participating bank on account of any reason whatsoever.

(b)	At any time prior to the Syndication Date, the Arranger or the Agent (acting on the Instructions of Majority Lenders) may give notice to the Borrower stating that amendment(s) are required to be made to the terms of any Finance Document(s) in order to enable the Lender(s) to assign any of their rights and/or transfer any of their rights and obligations to a New Lender in accordance with Clause 23 (Changes to the Lenders).

23.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is not required for any assignment or transfer by a Lender.

(b)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its now Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (increased costs).

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$1,000 or such other lesser amount as agreed by the Agent.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legally, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it or a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender.

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Disclosure of information

(a)	Any Finance Party and any of its officers may disclose to:

(i)	any of its Affiliates;

(ii)	its head office or any of its branches;

(iii)	any other Finance Party;

(iv)	the RBI or any other banking regulator elsewhere in the world or any agency or credit bureau, whether authorised by such banking regulator or otherwise, to receive such information on its behalf; and/or

(v)	any other person:

(A)	(where that Finance Party is a Lender) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(B)	(where that Finance Party is a Lender) with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(C)	(where that Finance Party is the Agent) who is succeeding (or may potentially succeed) that Finance Party in such capacity;

(D)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(E)	to whom that Finance Party is under a duty to disclose,

any customer information or any other information about the Borrower, the Facility or the Finance Documents as that Finance Party shall consider appropriate.

(b)	Sub-clause (a) above is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with the Borrower for a higher degree of confidentiality than that prescribed by applicable law.

(c)	Upon the occurrence of an Event of Default under Clause 21.1 (Non-payment), any Finance Party may disclose or publish the details of the Event of Default and the name of the Borrower as defaulter, in such manner and through such media as such Finance Party in its absolute discretion may think fit, including to RBI.

24	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25	ROLE OF THE AGENT AND THE ARRANGER

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Borrower

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

25.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify the signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lenders consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9	Exclusion of liability

(a)	Without limiting sub-clause (b) below, the Agent will not be liable for any action taken by it or omitted to be taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may commence any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any and or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent referred to in this sub-clause (b) may enjoy the benefit of or enforce the terms of this Clause 25 (Role of the Agent and the Arranger) in accordance with the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (of any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedure of any recognized clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with sub-clause (b) above within 30 days after notice of resignation was given, the Agent may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Departments but shall remain entitled to the benefit of the Clause 25 (Role of the Agent and the Arranger). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Agent, require it to resign in accordance with sub-clause (b) above. In the event, the Agent shall resign in accordance with sub-clause (b) above.

25.12	Confidentiality

(a)	In acting an agent for the Finance Parties, the Agent shall be regarded as acting through its agency division, which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(a)	the financial condition, status and nature of the Borrower;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangements of document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank which is a Lender ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Agent’s management time

Any amount payable to the Agent under Clause 14.3 (Indemnify to the Agent), Clause 16 (Costs and expenses) and Clause 25.10 (Lenders’ indemnify to the Agent) shall include the cost of utilising the Agent’s management time or other resolutions and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.18.	Transfer Certificate

Each Party (except for the relevant Existing Lender and the relevant New Lender which is seeking the relevant transfer in accordance with Clause 23 (Changes to the Lenders)) irrevocably authorises the Agent to sign each Transfer Certificate on its behalf.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax of otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission, or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receive or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower/ other Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under sub-clause (a) above, the Borrower/ other Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower/ other Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower/ other Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement or transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Obligors) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to the Obligors

The Agent may (with the consent of the Borrower/other Obligor or in accordance with Clause 28 (Set-off) apply any amount received by it for the Borrower/ other Obligor in or towards payment (on the date and in the currency and funds or receipt) of any amount due from the Borrower/ other Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged in pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-clauses (a)(ii) to (iv) above.

(c)	Sub-clauses (a) and (b) above will override any appropriation made by the Borrower.

28.6	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to sub-clauses (b) to (c) below, US Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

(d)	A repayment of an Unpaid Sum or a part of an Unpaid Sum shall be made in the currency in which that Unpaid Sum is denominated on its due date.

(e)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made fax, letter or telex.

30.2	Addresses

(a)	The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is;

(b)	in the case of the Borrower, that identified with its respective names below;

(c)	the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Agent, that identified with its name below,

(e)	or any substitute address, fax number, telex number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice,

(iv)	and, if a particular department or officer is specified as part of the address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

30.4	Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause 30.2 (Addresses) or changing its own address, fax number or telex number, the Agent shall notify the other Parties.

30.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certification and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

32	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders, the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.1 (Required consents).

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower;

(vi)	a change in the currency of the Facility;

(vii)	any provision which expressly requires the consent of all the Lenders; or

(viii)	Clause 22 (Finance Parties rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34 (Amendments and waivers),

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger (as the case may be).

35	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36	GOVERNING LAW

This Agreement is governed by English law.

37	ENFORCEMENT

37.1	Jurisdiction

(a)	The courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document) (a “Dispute”).

(b)	The Parties agree that the courts of England are the appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 37.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking concurrent proceedings relating to a Dispute in any Indian courts with jurisdiction and the Borrower hereby consents to each such jurisdiction and agree not in challenge any such proceeding on the ground of forum non convenience and/or res judicata.

37.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower.

(a)	Irrevocably appoints the Guarantor (located at 5th floor, 16 Berkeley Street, London W1J 8DZ as at the date of this Agreement on its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Original Lenders

Name of Original Lender	Address for Notices	Commitment (US$)
ICICI BANK LIMITED, SINGAPORE BRANCH	Attn: Suraj Aggarwal 9 Raffles Place # 50-01 Republic Plaza Singapore-048619 Fax: +65 6723 9268	100,000,000

Total:		100,000,000

Schedule 2

Conditions

PART I

Conditions precedent to Initial Utilisation

1	General

1.1	A copy of the constitutional documents of each of the Obligors.

1.2	A copy of a resolution of the board of directors of each of the Obligors:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolutions referred to in paragraph 1.2 above.

1.4	A certificate of the auditors or chartered accountant, as may be acceptable to the Agent, of the Borrower confirming that the borrowing or the availing of the Facility under this Agreement would not cause any borrowing limit binding on the Borrower to be exceeded.

1.5	A certificate of the Borrower (signed by a authorised personal) confirming:

(a)	that the borrowing or the avoiding of the facility under this Agreement would not cause any borrowing limit, internal and/or regulatory, binding on the Borrower to be exceeded;

(b)	that all Taxes payable in any relevant jurisdiction in connection with the execution, performance and/or enforcement of the Finance Documents have been paid; and

(c)	that all the Finance Documents have been duly executed and all formalities, filings, registrations etc. that are required to be complied with and all stamp duties, registration duties and charges that are required to be paid in connection with the Finance Documents have been complied with and/or paid.

1.6	A certificate of an authorised signatory of each of the Obligors certifying that each copy document relating to it specified in this Part I to Schedule 2 is correct, complete and in full force and affect as at a date no earlier than the date falling five Business Days prior to the date of this Agreement.

1.7	A certified true copy of a resolution of the shareholders of the Borrower passed in general meeting under and in accordance with Section 299(1)(d) of the Companies Act, 1956, if required authorising, inter alia, the borrowing contemplated under, and the execution of, this Agreement and the other Finance Documents.

1.8	Legal opinions of:

(a)	Trilegal, legal advisers to the Arranger and the Agent (on behalf of the Lenders) in India, or any other legal advisers are may be identified by the Arranger and the Agent on the Finance Documents and any Security Documents required to be created prior to first Utilisation in form and manner satisfactory to the Agent (on behalf of the Lenders); and

(b)	Norton Rose (Asia) LLP, legal advisers to the Arranger and the Agent (on behalf of the Lenders) in England & Wales, or any other legal advisors as may be identified by the Arranger and the Agent on the Finance Documents except the Security Documents (other than the Corporate Guarantee).

2	Other documents and evidence

2.1	A letter from the process agent referred to in Clause 37.2, (Service of process) that it has accepted its appointment.

2.2	The Original Financial Statements of each of the Obligors and a copy of the latest quarterly financial statements of each of the Obligors.

2.3	Evidence that all fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 18 (Costs and expenses) have been paid or presentation of the final Utilisation Request which includes an authority to the Agent to deduct such fees, costs and expenses from the proceeds of the first Utilisations.

2.4	All regulatory consents required as desirable with respect to the Finance Documents (including the Security Documents), including RBI approval days been obtained.

2.5	Duly executed Promoters’ Non-Disposal Undertaking, in a manner and form satisfactory to the Agent (on behalf of the Lenders), and all formalities, filings, registrations etc. that are required to be complied with and all stamp duties, registration duties and charges that are required to be paid in connection with the Corporate Guarantee have been complied with and/or paid to the satisfaction of the Agent.

2.6	The Corporate Guarantee duly executed and all formalities, filings, registration etc. that are required to be complied with and all stamp duties, registration duties and charges that are required to be paid in connection with the Corporate Guarantee have been complied with and/or paid to the satisfaction of the Agent.

2.7	The Negative Lien Undertaking duly created and all formalities, filings, registrations etc. that are required to be complied with and all stamp duties, registration duties and charges that are required to be paid in connection with the Corporate Guarantee have been complied with and/or paid to the satisfaction of the Agent.

2.8	The Agent Fee Letter duly executed.

2.9	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

2.10	Such Documents and/or evidence of steps taken as may be deemed necessary or desirable by the Agent or the Arranger (or any legal counsel to the foregoing).

2.11	Evidence that no force majoure event has occurred in respect of any of the Obligors.

PART II

Conditions precedent to second and subsequent Utilisations

1	Evidence that all fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or presentation of an Utilisation Request which indicates an authority provided for an authority to the Agent to deduct such fees, costs and expenses from the proceeds of the relevant Utilisation.

2	Such documents and/or evidence of steps taken as may be deemed necessary or desirable by, acting reasonably, the Agent (or any legal counsel to the foregoing).

PART III

Conditions subsequent

1.	A copy of the letter from the RBI allotting a loan identification number to the Facility under the ECB Guidelines.

Schedule 3

Utilisation Request

From: Vedanta Aluminium Limited

To:	ICICI Bank Limited (as Agent)

Dated:	[insert date]

Dear Sirs

Vedanta Aluminium Limited                      Facility Agreement dated [—] (the “Agreement”)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement shall have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	(or, if that is not a Business Day, the next Business Day)

Amount:	US$ [—] or, if less, the Available Facility

Interest Period:	6 months

3	We confirm that each condition specified in [Clause 4.1 (initial conditions precedent) / Clause 4.2 (Further conditions precedent)] is satisfied on the date of this Utilisation Request.

4	The proceeds of this Loan should be credited to: [insert payee account details].

5	We confirm that no Default has occurred and is continuing.

6	We hereby repeat each Repeating Representation.

7	We hereby authorise you to deduct from the proceeds of the Utilisation any fees, costs and expenses which are due and payable by us to you and pay us the remaining sums.

8	This Utilisation Request is irrevocable.

for and on behalf of

/s/ Vedanta Aluminium Limited
[Vedanta Aluminium Limited]

Name:

Title:

Schedule 4

Form of Transfer Certificates

To:	[—] (as Agent)

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Vedanta Aluminium limited –                     Facility Agreement dated [—] (the “Agreement”)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 23.5 (Procedure for transfer) of the Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [—].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule hereto.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in sub-clause (a) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate is governed by English Law.

THE SCHEDULE (In each Transfer Certificate)

Transfer Details:

Participation Transferred

Commitment Transferred

Drawn Amount:	(—)

Undrawn Amount:	(—)

Administration Details of New Lender:

New Lender’s Receiving Amount:		(—)

Address of Lending Office:		(—)

Telephone:	(—)

Facsimile:	(—)

Attn/Ref:	(—)

For and on behalf of		For and on behalf of

(— Insert name of Existing Lender)		(— Insert name of New Lender)

(Sign)		(Sign)

Name:	(—)	Name:	(—)

Title:	(—)	Title:	(—)

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as (—)

For and on behalf of

[***Insert Agent’s name***]

(Sign)

Name:	(—)

Title:	(—)

Schedule 5

Form of Compliance Certificate

To:	ICICI Bank Limited (as Agent)

From:	Vedanta Aluminium Limited

Dated:	[insert date]

Dear Sirs

Vedanta Aluminium Limited – US$100,000,000 Facility Agreement dated [—] (the “Agreement”)

1	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that: [Insert details of covenants to be certified]

3	We confirm that no Default has occurred and/ or is continuing.

for and on behalf of

Vedanta Aluminium Limited

Signed:

Authorised Signatory

or

Signed:

	Director	Director

[Insert applicable certification language]

for and on behalf of

[name of auditors of the Borrower]

Schedule 6

Timetables

“D – ” refers to the number of Business Days before the relevant Utilisation Date or the first day of the relevant Interest Period (as the case may be).

Delivery of a duly completed Utilisation	D-6*
Request (Clause 5.1 (Delivery of a
Utilisation Request)	11am

Agent notifies the Lenders of the Loan in	D-3*
accordance with Clause 5.4(n) (Lenders’
participation)	11am

LIBOR is fixed	Quotation Day as of 11am London time

*	If Business Day specified will fall on or after the relevant Quotation Day, then the Specified Time shall be 11am on the Business Day immediately preceding the Quotation Day.

Schedule 7

Repayment Schedule

Repayment date (being the number of months set out below from (but not including) the Average Utilisation Date)	Amount (US$)
42	10,000,000
48	10,000,000
64	10,000,000
60	20,000,000
66	25,000,000
72	25,000,000

Total:	100,000,000

Schedule 8

Existing and Permitted Encumbrances

PART A

Existing Encumbrances

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured
Vedanta Aluminium Limited	Assets of the Jharsuguda project of the company amounting to Rs. 15,000.0 million which are already charged in favour of ICICI Bank and other lenders.	Rs. 15,000 million

PART B

Permitted Encumbrances

Name of Obligor	Security	Total Principal Amount of Indebtedness which may be Secured
Not applicable as on the date of this agreement	Not applicable as on the date of this agreement	Not applicable as on the date of this agreement

SIGNATURES

As Borrower

The Common Seal of VEDANTA ALUMINIUM LIMITED, the withinnamed Borrower, has pursuant to the Resolution of its Board of Directors passed in that behalf on the 28 day of MARCH, 2008, hereunto been affixed in the presence of Mr./Ms. VIRENDRA AGRAWAL and Mr./Ms D.J. Somani Authorized Signatories Directors of the Borrower who have signed these presents in token thereof and Mr./ Ms.                     , Secretary / authorized person, who has countersigned the same in token thereof.

)
)
)
)	/s/ D.J. Somani
)
)
)
)
)
)
)
)
)
)
)

Address:	VEDANTA ALUMINIUM LIMITED
75 NehruRoad, Vile Parle(East), Mumbai-400099, India

Attention:	Mr. Virendra Agrawal

Telephone:	022-10068013

Fax:

Telex:

As Agent

EXECUTED by		)
ICICI BANK LIMITED		)
)
acting	by:	)
)
)
		)	(Sign)
Name:		)
Title:		)
)

Address:	9 Raffles Place #50-01, Republic Plaza, Singapore 048619

Attention:	Suraj Aggarwal

Telephone:	+ 65 6723 4168

Fax:	+ 65 6723 9268

Telex:

As Arranger

EXECUTED by		)
ICICI BANK LIMITED		)
)
acting	by:	)
)
)
)
		)	(Sign)
Name:		)
Title:

Title:		)

As Original Lender

EXECUTED by		)
ICICI BANK LIMITED		)
)
acting	by:	)
)
)
		)	(Sign)
Name:		)
Title:		)
)

Address:	9 Raffles Place #50-01, Republic Plaza, Singapore 048619

Attention:	Suraj Aggarwal

Telephone:	+ 65 6723 4168

Fax:	+ 65 6723 9268

Telex: